Exhibit 10.8.1
Third Point Reinsurance Ltd.

Schedule of Signatories to the Director Service Agreement

Name

Steven Fass

Rafe de la Gueronniere

Neil McConachie

Mary H. Hennessy

Mark Parkin

Gary D. Walters